Calculation of Filing Fee Tables
S-8
ClearPoint Neuro, Inc.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, par value $0.01 per share	Other	1,000,000	$ 11.63	$ 11,630,000.00	0.0001381	$ 1,606.10
Total Offering Amounts:						$ 11,630,000.00		$ 1,606.10
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 1,606.10
Offering Note
[1]	(1) Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the "Securities Act"), this registration statement shall also cover an indeterminate number of additional shares of common stock of ClearPoint Neuro, Inc., that may become issuable under the ClearPoint Neuro, Inc. Seventh Amended and Restated 2013 Incentive Compensation Plan by reason of any stock splits, stock dividends, reorganizations, mergers, consolidations, recapitalizations or other similar transactions. (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act. (3) The proposed maximum offering price is based on the average of the high and low prices per share of the registrant's common stock as reported on the Nasdaq Capital Market as of a date (May 18, 2026) within five business days prior to the filing of this registration statement.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources